PPM Funds	225 West Wacker Dr., Suite 1200 Chicago, IL 60606 312-634-2500

May 10, 2018

Board of Trustees
PPM Funds
225 W. Wacker Dr.
Chicago, Illinois 60606

Re:  Opinion of Counsel - PPM Funds

Ladies and Gentlemen:

I have acted as counsel to the PPM Funds, a Massachusetts business trust (“Trust”), in connection with the Trust’s Registration Statement on Form N-14 to be filed with the Securities and Exchange Commission (“Commission”) on or about May 10, 2018 (the “Registration Statement”), registering an indefinite number of Institutional Class Shares of Beneficial Interest (no par value) of the series of the Trust listed in Appendix A attached hereto as “Acquiring Fund” (“Shares”) to be issued pursuant to the Plan of Reorganization (“Plan”) by and between the Trust and the JNL Strategic Income Fund LLC (“JNLSIF”), on behalf of the Acquiring Fund and the corresponding portfolio of JNLSIF listed in Appendix A as “Acquired Fund.”  The Plan provides for (1) the in-kind transfer of all the assets to the Acquiring Fund in exchange for Acquiring Fund Shares having an aggregate net asset value equal to the Acquired Fund’s net assets; (2) the Acquiring Fund’s assumption of all the liabilities of its Acquired Fund; (3) the distribution to the respective shareholders of the Acquiring Fund Shares; and (4) the complete termination of the Acquired Fund.

In connection with this opinion, I have examined the following documents:

(a)	the Registration Statement;
(b)	the Plan;
(c)	a copy of the Trust’s Amended and Restated Declaration of Trust (“Declaration of Trust”) on file in the office of the Secretary of State of the Commonwealth of Massachusetts; and
(d)	the Trust’s By Laws and certain votes of the Trustees of the Trust.

In such examination, I have assumed the accuracy and completeness of each document, the genuineness of all signatures on original documents, the authenticity of all original documents reviewed by me, the conformity to original documents of all documents reviewed by me as facsimile, electronic, certified, conformed, or photostatic copies thereof, the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof and the legal competence of such individual executing any document. I have also assumed, for the purposes of this opinion, that the Plan, in substantially the form reviewed by me, is duly delivered by the parties thereto and that all of the conditions set forth in the Plan of Reorganization included in the Registration Statement shall have occurred prior to the issuance and sale of the Shares.

This opinion is based entirely on my review of the documents listed above. I have made no other review or investigation of any kind whatsoever, and I have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

This opinion is limited solely to the laws of the Commonwealth of Massachusetts (other than the Massachusetts Uniform Securities Act, as to which I express no opinion) as applied by courts in such Commonwealth.

PPM Funds	225 West Wacker Dr., Suite 1200 Chicago, IL 60606 312-634-2500

I understand that all of the foregoing assumptions and limitations are acceptable to you.

Based upon and subject to the foregoing, please be advised that it is my opinion that the Shares, when issued and sold in accordance with the Registration Statement, the Plan and the Trust’s Declaration of Trust and By Laws, will be legally issued, fully paid and non-assessable, except that shareholders of the Trust may under certain circumstances be held personally liable for the Trust’s obligations.

A copy of the Trust’s Declaration of Trust is on file with the Secretary of State of the Commonwealth of Massachusetts. I note specifically that the obligations of or arising out of the Plan are not binding upon any of the Trust’s trustees, officers, employees, agents or shareholders individually, but are binding solely upon the assets and property of the Trust in accordance with its interest under the Plan. I further note that the assets and liabilities of each series of the Trust are separate and distinct and that the obligations of or arising out of the Plan are binding solely upon the assets or property of the Acquiring Fund.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Mary T. Capasso

Mary T. Capasso
Vice President, Chief Legal Officer, & Assistant Secretary

PPM Funds	225 West Wacker Dr., Suite 1200 Chicago, IL 60606 312-634-2500

Appendix A

Acquired Fund	Acquiring Fund
JNL/PPM America Strategic Income Fund (Class A Shares), a series of JNLSIF	PPM Strategic Income Fund (Institutional Class Shares), a series of the Trust